Exhibit 10.2

ADVANCED MICRO DEVICES, INC.

2005 ANNUAL INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Advanced Micro Devices, Inc. 2005 Annual Incentive Plan (the “Plan”) is to provide officers and other specified employees of Advanced Micro Devices, Inc. (“AMD” or the “Company”) and its Subsidiaries with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2. Eligibility and Participation.

Employees of AMD or a Subsidiary, as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (“Committee”) in the case of Officers (including the Chief Executive Officer) and as approved by the Chief Executive Officer with respect to other employees of AMD or a Subsidiary, are eligible to participate in the Plan. Employees who become eligible to participate after the commencement of the Award Period may, in the discretion of the Committee (in the case of Officers) or the Chief Executive Officer (in the case of other employees of AMD or a Subsidiary), participate in a pro-rata portion of the incentive compensation opportunity for such fiscal year.

Section 3. Awards Under the Plan.

(a) The Plan is based on semiannual performance periods (each an “Award Period”) selected by the Committee, usually the first six months and the last six months of a fiscal year.

(b) Performance measures, goals, and potential commensurate awards for each Award Period will be approved by the Committee.

(c) The performance measures and weightings for the Award Period beginning on January 2005, and thereafter unless otherwise determined by the Committee, shall be based on revenue and operating profit and individual performance objectives.

(d) A Participant’s potential Award is established at the commencement of an Award Period based on a percentage of the Participant’s base pay in effect at the end of the Award Period. The maximum dollar value for an Award will be three (3) times the Participant’s Target Award (expressed as a percentage of base pay). The Target Award for any Participant may be adjusted by the Committee (except that in the case of a Participant who is a Covered Employee no such adjustment shall be effective if such adjustment would increase the amount of such Target Award) at the time of promotion, demotion or other change of status and in such case the Award earned by the Participant will be determined using a blended Target Award reflecting the period of time before and after the change of status.

Section 4. Payment of Awards.

(a) Awards generally will be paid in cash.

(b) Payment of Awards will be made as soon as administratively practicable following the applicable Certification Date; provided that in the case of those employees designated as vice presidents or Officers, all payments relating to Awards in a fiscal year will be as soon as administratively practicable after the Certification Date relating to the second Award Period in a fiscal year. In no event shall payment to any Participant be made later than the March 15th following the applicable Award Period.

(c) The Committee (in the case of Officers) and the Chief Executive Officer (in the case of other Participants) may reduce the amount of an Award to be paid pursuant to this Plan to any Participant at any time prior to payment.

Section 5. Conditions to Payment of Award.

(a) Unless otherwise set forth in this Section 5, a Participant will be eligible for payment of an Award only if employment continues through the payout date of the Award.

(b) If, during an Award Period, a Participant’s employment with the Company is terminated by the Company other than for Cause or the Participant terminates by reason of “permanent disability” (as defined in the Company’s group long-term disability plan), the Committee (in the case of Officers) and the Chief Executive Officer (in the case of all other Participants), in its sole discretion, may cause to be paid to the Participant or his or her designated beneficiary a pro-rata portion of the earned Award, if any, based upon the service performed during the Award Period.

(c) If, during an Award Period, a Participant dies, the Committee (in the case of Officers) and the Chief Executive Officer (in the case of all other Participants), in its sole discretion, may cause to be paid to the Participant, or his or her designated beneficiary, all or a portion of the Award.

(d) If, during an Award Period, a Participant voluntarily terminates employment with the Company or a Subsidiary and on the date of termination such Participant: (i) is at least sixty years of age, and (ii) has 15 years of combined service with the Company and its Subsidiaries; then the Committee (in the case of Officers) and the Chief Executive Officer (in the case of all other Participants), in its sole discretion, may cause to be paid to the Participant, or his or her designated beneficiary, all or a portion of the Award.

(e) A Participant who terminates employment with the Company prior to the end of an Award Period for any other reason shall not be entitled to receive any Award.

Section 6. Change of Control.

Upon a Change of Control, any determination as to whether performance measures for an Award Period has been satisfied will be determined immediately preceding the effective date of the Change of Control and pro rata award payments will be made based on the number of completed months for the Award Period as of the effective date of the Change of Control, unless otherwise determined by the Committee in its sole discretion. Awards will be paid as soon as administratively practicable following the applicable Certification Date.

Section 7. Definition of Terms.

(a) “Award” means an award made to a Participant under the Plan.

(b) “Certification Date” means the date following the end of the sixth month or the twelfth month of an Award Period, or any other date determined by the Committee, on which the Committee determines that the performance measures relative to the payment of any Award have been satisfied.

(c) “Change of Control” means “Change of Control” as defined in the Company’s 2004 Equity Incentive Plan.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Covered Employee” means each Participant whose compensation is subject to the deduction limitation imposed by Section 162(m) of the Code as determined at the end of the applicable taxable year of AMD in which falls the Award Period.

(f) “Key Contributors” means employees below the level of Director.

(g) “Officer” shall have the meaning set forth in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.

(h) “Participant” means an employee of the Company who is recommended and approved to participate in the Plan pursuant to Section 2 of the Plan.

(i) “Subsidiary” means a subsidiary of the Company whether now or hereafter existing, as determined by the Committee.

(j) “Threshold Award” means the minimum amount of an Award to be paid to a Participant if certain threshold performance measures are satisfied pursuant to Section 3 of the Plan.

(k) “Target Award” means the target amount of an Award with respect to an Award Period to be paid to a Participant if certain target performance measures are satisfied pursuant to Section 3 of the Plan.

Section 8. Administration.

The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret, review and administer the Plan. The Committee’s interpretation and application of the Plan shall be binding and conclusive for all persons for all purposes. The Committee may conclusively rely upon any opinion, computations or other advice received from any such counsel, independent auditors or consultants. The Committee’s actions may include, but not be limited to, the determination of:

(a)	the employees of the Company to be designated as Participants;

(b)	the Awards granted under the Plan;

(c)	the performance measures and goals;

(d)	the achievement of performance measures, and the determination of payouts.

Section 9. Amendment, Modification, and Termination.

The Committee may amend, modify, or terminate the Plan and the terms applicable to any Award Period at any time; provided, however, that no such action may adversely affect a Participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change of Control have commenced.

Section 10. No Continued Employment; Treatment of Award for Purposes of Other Plans.

Nothing in this Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Company or Subsidiary or interfere in any way with the right of the Company or Subsidiary to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any other employee benefit plan or other arrangement of the Company or Subsidiary for the benefit of its employees unless the Company or Subsidiary shall determine otherwise.

Deferral of an incentive compensation award paid in cash under this Plan may be made pursuant to the provisions of the Company’s deferred compensation plan.

Section 11. Withholding.

The amount payable to a Participant or his or her beneficiary shall be reduced by any amount that the Company or Subsidiary is required to withhold with respect to such payments under the then applicable provisions of federal, foreign, state or local income tax laws unless the Participant satisfies such withholding requirements in some other manner approved by the Committee.

Section 12. Unfunded Plan; Governing Law.

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, the Committee, or the Chief Executive Officer, on the one hand, and any Participant or other person on the other. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts. The Plan is an unfunded incentive compensation program and all rights hereunder shall be governed by and construed in accordance with the laws of California. Payments under the Plan are not intended to be classified as deferred compensation for purposes of Code Section 409A and the regulatory guidance issued thereunder. The Plan shall be operated in compliance with the requirements of Code Section 409A and any regulations and regulatory guidance issued thereunder.

Section 13. Miscellaneous Provisions.

(a) Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b) All obligations of the Company under the Plan with respect to payout of awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

(c) The effective designation of a beneficiary under the Company’s Section 401(k) Plan shall for all purposes also be deemed a designation of beneficiary under this Plan. If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with the law, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Participant’s estate.

(d) In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.